UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2010

MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 E. Kilbourn Avenue, Milwaukee, Wisconsin		53202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-347-6480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 13, 2010 we sent notice to the holder of record of our 9% Convertible Junior Subordinated Debentures due 2063 that we are terminating the optional deferral of interest that was scheduled to be paid on each of April 1, 2009, October 1, 2009 and April 1, 2010. On October 1, 2010 we will pay each of those deferred interest payments, including the compound interest on each. The interest payments, totaling approximately $57.5 million, will be made from the net proceeds of our April 2010 common stock offering. We will also pay the regular October 1, 2010 interest payment due on the Debentures of approximately $17.5 million.

Our election to pay interest on the Debentures should not necessarily be taken as an indication that we view our prospects as having improved since our election to defer the interest that was scheduled to be paid April 1, 2010. Our election to terminate the optional deferral period with respect to past scheduled interest payment dates should also not be taken as an indication of whether or not we will defer interest due on future interest payment dates. We continue to have the right to defer interest that is payable on future scheduled interest payment dates if we give notice as required by the Debentures. Additional information about the terms of such a deferral is included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, including in Note 3 ("Debt") of our Notes to the Consolidated Financial Statements, which are included in Part I, Item I of such Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date: September 13, 2010	By: \s\ J. Michael Lauer

J. Michael Lauer
Executive Vice President and Chief Financial Officer